As filed with the Securities and Exchange Commission on May 28, 2004
Registration No. 333-115821

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Amkor Technology, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3674	23-1722724
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1345 Enterprise Drive

West Chester, PA 19380
(610) 431-9600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kenneth T. Joyce

Chief Financial Officer
Amkor Technology, Inc.
1345 Enterprise Drive
West Chester, PA 19380
(610) 431-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Segre, Esq.
Robert A. Claassen, Esq.
Robert D. Sanchez, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
(650) 493-9300

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Amendment No. 1 to the Form S-4 Registration Statement is being filed for the sole purpose of updating exhibits 5.1 and 8.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, and agreement or otherwise.

      Our Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of Amkor if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Amkor, and with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful. We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

      Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law as amended from time to time.

      Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise, before such amendment or repeal.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits

      Reference is made to the Exhibit Index on page E-1.

      (b) Financial Statement Schedules

      All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

Item 22.	Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, State of Pennsylvania, on the 28th day of May, 2004.

AMKOR TECHNOLOGY, INC.

By:	/s/ JAMES J. KIM

Name: James J. Kim
Title: Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated below on May 28, 2004.

Signature	Title

/s/ JAMES J. KIM James J. Kim	Chief Executive Officer and Chairman

/s/ JOHN N. BORUCH* John N. Boruch	Vice Chairman and Director

/s/ BRUCE J. FREYMAN* Bruce J. Freyman	President and Chief Operating Officer

/s/ KENNETH T. JOYCE Kenneth T. Joyce	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ WINSTON J. CHURCHILL* Winston J. Churchill	Director

/s/ THOMAS D. GEORGE* Thomas D. George	Director

/s/ GREGORY K. HINCKLEY* Gregory K. Hinckley	Director

/s/ JOHN B. NEFF* John B. Neff	Director

/s/ JUERGEN KNORR* Juergen Knorr	Director

/s/ JAMES W. ZUG* James W. Zug	Director

*By: /s/ JAMES J. KIM James J. Kim Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Index		Description

4.1		Indenture, dated as of March 12, 2004, between Amkor Technology, Inc. and Wells Fargo Bank, N.A. (incorporated by reference to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004).
4.2		Registration Rights Agreement, dated as of March 12, 2004, between Amkor Technology, Inc. and Citigroup Global Markets Inc., Deutsche Bank Securities, Inc. and J.P. Morgan Securities, Inc. (incorporated by reference to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004).
4.3		Form of 7 1/8% Exchange Note due 2011 (incorporated by reference to Exhibit 4.1 to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004).
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to legality of the Exchange Notes issued by Amkor Technology, Inc.
8.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C., special tax counsel, as to certain federal income tax matters.
12.1		Computation of ratio of earnings to fixed charges (incorporated by reference to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004).
23	.1+	Consent of PricewaterhouseCoopers LLP.
23	.2+	Consent of SyCip Gorres Velayo & Co., a member practice of Ernst & Young Global.
23	.3+	Consent of SyCip Gorres Velayo & Co., a member firm of Arthur Andersen(1).
23	.4+	Consent of Samil Accounting Corporation.
23.5		Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 and Exhibit 8.1).
24	.1+	Power of Attorney (contained on the signature page hereto).
25	.1+	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association to act as trustee under the Indenture.
99	.1+	Form of Letter of Transmittal.
99	.2+	Form of Notice of Guaranteed Delivery.
99	.3+	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.4+	Form of Letter to Clients.

(1)	The financial statements of Amkor Technology Philippines (P1/ P2), Inc. and Amkor Technology Philippines (P3/ P4), Inc., consolidated subsidiaries of the Registrant, for each of the two years in the period ended December 31, 2002, have been audited by the independent public accountants SyCip Gorres Velayo & Co., a member firm of Arthur Andersen, (referred to herein as Arthur Andersen). However, the Registrant has been unable to obtain the written consent of Arthur Andersen with respect to the incorporation by reference of such financial statements in this Registration Statement on Form S-4 (the “Registration Statement”). Therefore, the Registrant has dispensed with the requirement to file the written consent of Arthur Andersen in reliance on Rule 437a of the Securities Act of 1933, as amended. As a result, you may not be able to recover damages from Arthur Andersen under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the financial statements of the Registrant for the aforementioned financial statements, which are incorporated by reference in the Registration Statement.

(+)	Previously filed.

E-1